Exhibit 4.4

FORM OF

FIRST SUPPLEMENTAL INDENTURE

among

TRANSOCEAN LTD.,

TRANSOCEAN INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

                    ,

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of                     ,              (the “First Supplemental Indenture”), among Transocean Ltd., a Swiss corporation (“Transocean-Switzerland”), Transocean Inc., a Cayman Islands exempted company limited by shares (“Transocean-Cayman”), and Wells Fargo Bank, National Association (the “Trustee”).

W I T N E S S E T H :

WHEREAS, Transocean-Cayman and the Trustee are parties to an Indenture, dated as of                     ,                      (the “Indenture”), providing for the issuance from time to time of one or more series of Transocean-Cayman’s Securities;

WHEREAS, Transocean-Switzerland desires to guarantee all of Transocean-Cayman’s obligations under the Indenture and the Securities; and

WHEREAS, Section 9.01(4) of the Indenture permits the execution of supplemental indentures without the consent of any Holders to provide any security for, or to add any guarantees of or additional obligors on, any series of Securities;

NOW THEREFORE:

In consideration of the premises provided for herein, Transocean-Switzerland, Transocean-Cayman and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders of Securities as follows:

ARTICLE I

GUARANTEE OF OBLIGATIONS

Transocean-Switzerland hereby irrevocably and unconditionally guarantees to the Trustee and the Holders all of the obligations of Transocean-Cayman under the Indenture and the Securities, including the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Securities according to the terms of the Securities and as more fully described in the Indenture. Notwithstanding the foregoing, Transocean-Cayman shall remain obligated under the Indenture and the Securities.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Integral Part.

This First Supplemental Indenture constitutes an integral part of the Indenture.

Section 2.2 General Definitions.

For all purposes of this First Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings specified in the Indenture; and

(b) the terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this First Supplemental Indenture.

Section 2.3 Ratification and Confirmation.

Except as expressly amended by this First Supplemental Indenture, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Section 2.4 Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

Section 2.5 Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.6 Trustee Disclaimer.

The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture. The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

TRANSOCEAN LTD.

By:
Name:
Title:

TRANSOCEAN INC.

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: